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                         [AMERIANA BANCORP LETTERHEAD]



Contact:  Jerome J. Gassen
          President and Chief Executive Officer
          (765) 529-2230


         AMERIANA BANCORP SELLS STAKE IN INDIANA TITLE INSURANCE COMPANY


NEW CASTLE, Ind. (January 2, 2009) - Ameriana Bancorp (NASDAQ: ASBI), parent company of Ameriana Bank, SB, today announced that the Company, along with joint-venture partners First Merchants Corporation and Mutual First Financial, has closed on an agreement to sell the assets of Indiana Title Insurance Company ("ITIC") to IN Title Company, a newly formed company led by current ITIC executives.

         Ameriana's ownership interest in ITIC is 20.94%. The Company expects to incur a loss of approximately $225,000 on the sale of this interest, which will be reported in its fourth quarter 2008 results.

         ITIC has offices in New Castle and Muncie.

         Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp, said, "As part of our continued efforts to strengthen our commercial focus and reach new markets, we have made the decision to dispose of our interest in this business that is, at best, ancillary to our primary banking operations. We intend to redeploy the capital from this business to support more attractive growth opportunities in our core operations."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has an interest in Family Financial Holdings, Inc. Ameriana Financial Services offers securities and insurance products through LPL Financial (Member FINRA/SIPC).


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ASBI Sells Stake in ITIC
Page 2
January 2, 2009



         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.